Exhibit 5.0

[letterhead of LeClairRyan]

May 30, 2008

The Board of Directors

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Gentlemen:

We have acted as counsel to American National Bankshares Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement registers 500,000 shares of common stock, $1.00 par value, which have been reserved for issuance under the Company’s 2008 Stock Incentive Plan (the “Plan”).

We have examined the Registration Statement and such corporate records, certificates and other documents as we deemed necessary for the purpose of this opinion. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.

Based upon and subject to the foregoing, it is our opinion that the 500,000 shares of common stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation